Exhibit 99.1

Press Release

Innovative Solutions & Support, Inc. Announces 49% Increase in 3rd Quarter Net Income.

Exton, PA.—(BUSINESS WIRE)—July 20, 2005—Innovative Solutions & Support, Inc. (NASDAQ:ISSC-news) today announced the following results for the 3rd quarter and for the Fiscal Year-To-Date Periods ended June 30, 2005:

Q3 FY 2005
*	Sales	up 39% to $17.1 million.
*	Net income	up 49% to $4.9 million.
*	EPS, diluted(1)	up 50% to $0.27 a share

Year-To-Date FY2005
*	Sales	up 74% to a record $55.1 million
*	Net Income	up 132% to a record $17.4 million
*	EPS, diluted(1)	up 126% to a record $0.95 a share
*	Cash Flow	Record $17.4 million
*	Backlog	$13.7 million

(1)          EPS numbers reflect the recent 3 for 2 common stock split that became effective on July 8, 2005.

Please refer to the accompanying schedules highlighting our Statement of Operations and Balance Sheet.

A Company spokesperson commented: “In the past three quarters we experienced very strong demand for our Air Data equipment as the mandatory compliance date of January 20, 2005 for Domestic Reduced Vertical Separation Minimum (DRVSM) passed. As expected, demand for our Air Data equipment continued beyond the compliance date because of as many as 3,700 delayed DRVSM installations. According to a January 10, 2005 article in Aviation Week & Space Technology magazine, ‘only 6,100 business jets or 62% of the eligible fleet have been outfitted’.”

“As a result of the DRVSM opportunities discussed above, third quarter results were supported by continued demand for DRVSM products well after the mandatory implementation date of January 20, 2005. This contributed to record sales and record earnings per share of $55.1 million and $0.95 per share, respectively for the year-to-date results. Also, as expected, the third quarter reflected diverse orders for the Flat Panel product that provides optimism for a strong transition into FY06.”

The company will host a conference call tomorrow morning, July 21, 2005 at 10:00 am local time (EST) to discuss these results, our business outlook and the expansion of Flat Panel Display System opportunities including recent new Flat Panel orders. Please call in to participate at (888) 792-8459. Also, our web site (www.innovative-ss.com) will carry the conference call live and have it available for subsequent listening for a period of 30 days.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Air Data,  Flight Information Computers, Engine and Fuel Measurement and Control Computers, Flat Panel Display Systems and advanced monitoring systems that measure and display critical flight information.  This includes data relative to aircraft separation, airspeed and altitude as well as fuel and instrument measurements.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Mr. James Reilly at (610) 646-9800

Innovative Solutions and Support, Inc.
Statement of Operations
(unaudited)

	Three months ended		Nine months ended

June 30,

June 30,

	2004	2005	2004	2005

Revenues	$12,269,653	$17,101,620	$31,688,276	$55,081,445

Cost of Sales	4,056,372	5,846,912	11,200,624	17,806,327

Gross profit	8,213,281	11,254,708	20,487,652	37,275,118

Research and development	1,363,143	1,501,475	3,861,311	4,321,474
Selling, general and administrative	2,090,357	2,489,287	5,600,461	6,821,682

Operating income	4,759,781	7,263,946	11,025,880	26,131,962

Interest income	116,110	543,857	345,985	1,255,431
Interest expense	(31,197)	(48,796)	(94,201)	(127,930)

Income before income taxes	4,844,694	7,759,007	11,277,664	27,259,463

Income tax expense	1,559,086	2,860,294	3,810,625	9,894,108

Net Income	$3,285,608	$4,898,713	$7,467,039	$17,365,355

Net Income per Common Share
Basic	$0.19	$0.27	$0.43	$0.97
Diluted	$0.18	$0.27	$0.42	$0.95

Weighted Average Shares Outstanding
Basic	17,499,959	17,909,270	17,296,491	17,814,504
Diluted	17,941,119	18,360,921	17,801,727	18,314,568

Innovative Solutions and Support, Inc.
Balance Sheet
(unaudited)

	September 30, 2004	June 30, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,867,167	$83,219,709
Accounts receivable	5,003,100	7,510,876
Inventories	5,191,628	3,660,592
Deferred income taxes	984,111	984,111
Prepaid expenses	665,276	1,344,642
Total current assets	77,711,282	96,719,930

Property and equipment, net	9,620,231	9,378,576

Other assets	137,114	128,114

TOTAL ASSETS	$87,468,627	$106,226,620

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of note payable	$100,000	$100,000
Current portion of capitalized lease obligation	7,257	7,257
Accounts payable	1,696,247	409,418
Accrued expenses	4,754,641	3,683,789
Deferred revenue	526,023	735,463
Total current liabilities	7,084,168	4,935,927

Note payable	4,235,000	4,235,000
Capitalized lease obligation	20,681	15,035
Deferred revenue	261,934	209,081
Deferred income taxes	411,857	411,857

SHAREHOLDERS’ EQUITY:
Common stock	13,515	18,027
Additional paid-in capital	48,712,289	41,699,407
Retained earnings	37,342,940	54,702,286
Treasury stock	(10,613,757)	—
Total shareholders’ equity	75,454,987	96,419,720

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$87,468,627	$106,226,620